Exhibit 10.1 July 22, 2024 Mr. Augusto Rizzolo John Bean Technologies SpA Re: Employment offer Dear Augusto, We are pleased to offer you an assignment in Italy at the offices of John Bean Technologies SpA (the Company) with the terms and conditions set out below. This assignment is subject to your acceptance of the terms and conditions outlined in this letter and Italian government entry documents or visas (where applicable). The following outlines the details of our offer of employment: Position Title: EVP, Integration and President DF&H Reports To: Brian Deck - President &CEO Hiring site: JBT Parma, Italy Start Date: September 1, 2024 Probation period: Not requested Gross Annual salary: € 424.000 (including 13 monthly installment) LOCATION OF EMPLOYMENT The Position will be based at the Company’s offices in Parma, Italy, which are currently located at Via Mantova, 63, 43122 Parma PR, Italy. RESPONSIBILITIES The primary role of the assignment is to lead the integration efforts in connection with the merger with Marel hf. as outlined by the executive integration steering committee while continuing to support the Diversified Food & Health Division on an ad-hoc basis, as necessary. During working hours, you are required to devote all of your working time and attention to the assignment. You are not permitted to engage in any other employment, consultancy or other business activity without the prior written consent of the Company. You must also not engage in other business activity, whether paid or unpaid which may conflict with your duties as an employee or as an assignee to the Company. You must use your best efforts to promote the Company’s interests and welfare. BASE SALARY AND COMPENSATION Your base salary at the commencement of the assignment will be €424,000 per year less appropriate withholding. Potential base salary and other compensation adjustments, if any, will be evaluated in accordance with the global salary review process. Your next salary review will take place in the first quarter of 2025 and annually thereafter. 2/4 EMPLOYMENT CONTRACT This employment is a permanent contract, level “Dirigente” CCNL Dirigenti Industria. MANAGEMENT INCENTIVE PLAN (MIP) You will continue to participate in the JBT Management Incentive Plan (MIP), subject to the terms reflected below. During the term of your assignment your target bonus under the MIP will be 65% of your base salary. Your MIP award will be based on your achievement of predetermined annual performance goals. You will receive the payment of your MIP Award not later than 3½ months following completion of the calendar year in which such MIP Award was earned. For 2024, your MIP will be prorated based on DF&H Division results through August 31, 2024, and based on corporate results from September 1, 2024 through December 31, 2024. SUCCESS BONUS You will be eligible to receive a “success bonus” of approximately USD $250,000, less appropriate withholding, if you achieve certain milestones during your assignment. Please see Appendix A for details. LONG TERM INCENTIVE PLAN (LTIP) Awards received to date under John Bean Technologies Corporation Long Term Incentive Plan (LTIP), will continue to vest in accordance with the terms and conditions of the LTIP. During your assignment, you will continue to be eligible to receive awards each year, and your target LTIP annual award will be USD $535,000 (subject to the discretion of the Board of Directors consistent with their rights and duties under the LTIP plan). EXECUTIVE BENEFITS CONTINUATION During this Assignment, your entitlement to the compensation and other benefits under the JBT Change in Control Executive Severance Agreement and the JBT Executive Severance Pay Plan will continue, subject to all of the terms of the relevant agreements. Please see Appendix B and C. HEALTH BENEFITS You will be eligible for the health benefits offered by the Company consistent with the other executives based in your work location. More specifically you will be enrolled in the FASI -Fondo Assistenza Sanitaria Integrativa (Supplementary Health Care Fund) for upper-level Managers, “Dirigenti,” of industrial companies, for health care purposes, supplementary to the services of the National Health Service. The Fund is financed by contributions from companies (about 2/3) and members (about 1/3). The Fund's supplementary healthcare is also extended to the member's household. During this assignment you and your family members will no longer be entitled to receive health benefits under the U.S. based employee health benefit plans. TAX AND FINANCIAL PLANNING SERVICES As an ELT member you will continue to receive USD $20,000 for tax and financial planning services. 3/4 ASSIGNMENT BONUS You will be paid a one-time assignment bonus of USD $75,000, less appropriate withholding, which will be paid in August 2024. COMPANY CAR You will be eligible for a Company Car according to the local Car Policy guidelines and consistent with the other executives based in your work location. JBT EQUIPMENT JBT will provide you with a mobile phone, laptop, and miscellaneous tools to allow you to work in the office, at home and while traveling. PERSONNEL POLICIES All applicable laws and regulations as well as all policies and procedures of the Company, including the Code of Conduct continue to apply during your assignment. You must always comply with such laws, regulations and procedures during the term of the assignment. All personnel policies and practices of the Company will apply to situations not specifically addressed in this letter. The Company may, at its sole discretion but subject to applicable legal requirements, change policies and procedures concerning your assignment and other aspects of the employment relationship from time to time with reasonable notice and agreement from you. ETHICS & CONFIDENTIALITY By accepting this offer you agree to comply with the One JBT Guide to Ethical Conduct and you agree not to divulge any trade or commercial secrets or any other information, which JBT maintains as proprietary and secret in nature. You agree to sign the company Confidentiality and Inventions Agreement and periodically certify your compliance with the One JBT Guide to Ethical Conduct. We strongly believe that you will bring valuable expertise and knowledge to this critical business assignment, and that your association with JBT will in return, provide you with a challenging and rewarding professional experience. ACCEPTANCE This offer is conditional upon you possessing valid passports, visas, licenses, qualifications and/or permits, which are necessary to allow you to work in Italy. Please sign and return the duplicate copy of this letter acknowledging your acceptance. Sincerely, Paolo Pinetti HR EMENA Director /s/ Paolo Pinetti 4/4 Acceptance: /s/ Augusto Rizzolo July 25, 2024 _____________________________________________________ _______________________________ Augusto Rizzolo Date